   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 1998

                                                 REGISTRATION NO. 33
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           HUDSON HOTELS CORPORATION
             (Exact name of registrant as specified in its charter)

                         ------------------------------

                NEW YORK                                                                           16-1312167
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.
     incorporation or organization)             Classification Code Number)

                           --------------------------

                          E. ANTHONY WILSON, CHAIRMAN
                           HUDSON HOTELS CORPORATION
                            300 BAUSCH & LOMB PLACE
                              ROCHESTER, NY 14604
                                 (716) 454-3400

  (Address, including zip code, and telephone number, including area code, of registrant's
principal executive offices and name, address and telephone number of agent for service)

                         ------------------------------

                                   Copies to:

                             ALAN S. LOCKWOOD, ESQ.
                          BOYLAN, BROWN, CODE, FOWLER,
                            VIGDOR & WILSON, L.L.P.
                               2400 CHASE SQUARE
                           ROCHESTER, NEW YORK 14604
                                 (716) 232-5300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                                PROPOSED
               TITLE OF EACH CLASS                       AMOUNT         PROPOSED MAXIMUM        MAXIMUM            AMOUNT OF
               OF SECURITIES TO BE                       TO BE           OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
                   REGISTERED                          REGISTERED         PER SHARE(1)           PRICE                FEE
Common Stock, par value
  $.001 per share................................       200,000              $2.09              $418,750            $144.40

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant Common Stock as reported on the Nasdaq National Market on November 11, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                           HUDSON HOTELS CORPORATION

                         200,000 SHARES OF COMMON STOCK

    There are hereby offered 200,000 shares of common stock, $.001 par value per share ("Common Stock") of Hudson Hotels Corporation (the "Company"). The Common Stock is sometimes hereinafter collectively referred to as the "Securities."

    All of the 200,000 shares of Common Stock are being offered by one selling shareholder (the "Selling Shareholder"). See "SELLING SHAREHOLDER" . The Company will not receive any of the proceeds from the sale of the shares being offered by the Selling Shareholder. Such sales may be made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on NASDAQ, and any exchange on which the Common Shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Any such participating broker-dealers may be deemed to be "underwriters" under the Securities Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or purchasers of Shares from whom they may act as agent (which compensation may be in excess of customary commission).

                            ------------------------

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE
4.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is November 16, 1998

                             AVAILABLE INFORMATION

    The Company is a reporting company under the Securities Exchange Act of 1934. The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Securities Exchange Commission in Washington, D.C., and copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including the Company) that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. The Company also maintains an Internet site at http://www.hudsonhotels.com.

    The Company's common stock is listed on the NASDAQ National Market; reports and other information concerning the Company can be inspected at the offices of NASD, 1735 K Street, N.W., Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company are incorporated as of their respective dates in the Prospectus by reference:

    (a) The Company's Form 10-KSB for the fiscal year end December 31, 1997, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act");

    (b) The Company's Form 10-KSB/A, amending Form 10-KSB for the fiscal year ended December 31, 1997, filed July 10, 1998 pursuant to Section 13(a) of the Exchange Act;

    (c) All other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1997; including

        (i) The Company's Form 10-QSB for the period ended March 31, 1998;

        (ii) The Company's Form 10-QSB for the period ended June 30, 1998;

       (iii) The Company's Form 10-QSB for the period ended September 30, 1998;

       (iii) The Company's Notice of Annual Meeting, Proxy Statement and Form of Proxy dated May 15, 1998.

    (d) The description of the Company's Common Stock contained in the Registration Statement on Form S-18 filed with the Commission and declared effective on April 7, 1989, under Section 8 of the Securities Act, including any amendment or description filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (not including the exhibits to such documents unless such exhibits are incorporated by reference in such documents). Requests for such copies should be directed to Taras M. Kolcio, Chief Accounting Officer, Hudson Hotels Corporation, 300 Bausch & Lomb Place, Rochester, NY 14604, (716) 454-3400.

                                  THE COMPANY

    Hudson Hotels Corporation (the "Company") was organized as Microtel Franchise and Development Corporation to develop and franchise a national chain of economy limited service lodging facilities ("Microtels"), using the service mark "MICROTEL", which offers downsized rooms with higher quality furnishings at rates below those available at competing national lodging chains. The Company was incorporated in New York State on June 5, 1987.

    On October 5, 1995, the Company entered into an agreement with US Franchise Systems, Inc. ("USFS") pursuant to which USFS purchased worldwide franchising and administration for the Microtel hotel chain (the "USFS Agreement"). Following this transaction, the Company ceased its franchising activities. Although the agreement was entitled Joint Venture Agreement, the transaction was structured as an outright sale of the Company's franchising rights.

    As a result of the sale of its franchising system pursuant to the USFS Agreement, the Company has focused its efforts on developing, building and managing various hotel projects, including Microtel Inns. Also, during 1996, 1997 and 1998, the Company has pursued a significant expansion and development program, which included several acquisitions and the development of five (5) Microtel Inns through a joint venture partnership.

    As of September 30, 1998, the Company managed forty-three (43) hotel properties located primarily in the Northeast and Southeast United States, of which, twenty-eight (28) are owned directly by the Company. The properties range from super budget "Microtel Inns" to full-service hotels. The Company competes for management contracts with other hotel management companies.

    The address and telephone number of the Company's principal executive offices are 300 Bausch & Lomb Place, Rochester, NY 14604, (716) 454-3400.

                              RECENT DEVELOPMENTS

    In August, 1998, the Company sponsored the organization of a Virginia limited partnership, HH Bridge, L.P., to acquire three properties. The Company contributed $3,643,000 to the capital of the Partnership for a 1% general partnership interest and a 41.2% limited partnership interest; M,L,R&R, an investment partnership, contributed $5,000,000 for a 57.8% limited partnership interest. Under the Partnership Agreement, M,L,R&R receives a 20% preferred return on its investment, payable quarterly. The Company receives all income of the Partnership in excess of that preferred return. M,L,R&R has the right to put its partnership interest to the Company on August 14, 1999 for $6,000,000. The Company has the right at any time to purchase the partnership interest of M,L,R&R for a purchase price fixed at $6,000,000 through November 13, 1999 and thereafter increasing at $66,666.67 per month. If not sooner purchased, the Company is required to purchase M,L,R&R's interest on August 13, 2003 for $9,000,000.

    The Partnership utilized its capital to acquire, on August 14, 1998, the following three hotel properties for an aggregate purchase price of approximately $26,600,000:

    HOLIDAY INN, CLEVELAND, OHIO: A 146 room full service hotel located just off Interstate 71, approximately two miles northeast of the Cleveland Hopkins International Airport.

    HAMPTON INN, CHEEKTOWAGA (METROPOLITAN BUFFALO), NEW YORK: A 135 room limited service hotel located just off Exit 52W of Interstate 90.

    COMFORT SUITES, CHEEKTOWAGA (METROPOLITAN BUFFALO), NEW YORK: A 100 suite (1 and 2 bedrooms with separate living, sleeping and kitchen areas) hotel located adjacent to the Greater Buffalo International Airport, near the intersection of Interstate 90 and State Route 33.

    The purchase price was determined by arms-length negotiation after analysis and valuation by the Company based upon historic and projected operating results of the hotels. In addition to the capital contributions set out above, the Partnership placed an $18,300,000 mortgage loan on the acquired properties with Capital Company of America LLC, as Lender. There were no material relationships between the Company or the Partnership on one side and the Seller on the other side prior to the acquisition.

    During September, the Company negotiated a settlement of its long-standing litigation with Ladenburg, Thalmann & Co., Inc. In exchange for the payment of $100,000 in cash and the issuance of 200,000 shares of its common stock to Ladenburg, the plaintiff executed a Stipulation of Discontinuance of the action with prejudice. On September 29, 1998, the Company issued 200,000 shares to Ladenburg to fulfill its obligations under the Settlement Agreement. The Company has agreed to register these shares for sale by the holders thereof.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED HEREBY.

    SUBSTANTIAL LEVERAGE. The Company has incurred substantial indebtedness in connection with the acquisition of its properties, including: (i) $35 million in Senior Debt, (ii) an aggregate of $103 million in Mortgage Debt; and (iii) $7 million in other long-term debt. At September 30, 1998, the Company's long-term indebtedness was $157,359,000 and the Company had a shareholders' investment of $11,131,000. The degree to which the Company is leveraged could have important consequences to the holders of the Shares, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants; (iv) the Senior Debt is at variable rates of interest, which would cause the Company to be vulnerable to increases in interest rates; (v) all of the indebtedness outstanding under the Senior Debt is secured by substantially all the assets of the Company; (vi) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (vii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and
(viii) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business.

    DEBT SERVICE; NO LIMITATION ON FUTURE DEBT. As a result of the indebtedness incurred in connection with its various acquisitions, a substantial portion of the Company's cash flow will be devoted to debt service. The ability of the Company to continue making payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control, such as prevailing economic conditions, will affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company, that the Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. In addition, the ability of the Company to raise funds by selling assets is restricted by the Senior Debt.

    Neither the Company's Certificate of Incorporation nor its By-laws limit the amount of indebtedness that the Company may incur. Subject to limitations in its debt instruments, including those expected to be included in the

Senior Debt and its various mortgages, the Company expects to incur additional debt in the future to finance acquisitions and development. The Company's continuing substantial indebtedness could increase its vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair the Company's ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. The Company's indebtedness is, and will likely continue to be, secured by mortgages on its hotel properties, a general security interest in the Company's other assets, and by the equity of certain subsidiaries of the Company. There can be no assurances that the Company will be able to meet its debt service obligations; to the extent that it cannot, the Company risks the loss of some or all of its assets to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotels at times which may not permit realization of the maximum return on such investments.

    LIQUIDITY. The Company's principal sources of liquidity are existing cash balances and cash flow from operations. As a result of the Company's non-recurring charge incurred in the third quarter of 1998, the Company may require additional capital to continue its operations. Strategies which the Company is considering to increase liquidity will include extending payables or obtaining a line of credit. There is no assurance such strategies or financing will work or be available in amounts required or on terms satisfactory to the Company. There is no assurance that the Company will be successful in these efforts.

    MANAGEMENT OF GROWTH. The Company is experiencing a period of rapid growth that could place a significant strain on its resources. A component of the Company's business strategy is to complement internal growth with strategic acquisitions. To successfully implement its acquisition strategy, the Company must be able to continue to successfully integrate new hotels into its existing operations. The consolidation of functions and integration of departments, systems and procedures of the new hotels with the Company's existing operations presents a significant management challenge, and the failure to integrate new hotels into the Company's management and operating structures could have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurance that the Company will be able to operate acquired properties profitably. The Company's ability to manage its growth and integrate its newly-acquired properties will require it to continue to improve its operations and its financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage such growth effectively, the quality of the Company's services, its ability to identify, hire and retain key personnel and its results of operations could be materially adversely affected.

    OPERATING RISKS. The Company's business is subject to all of the operating risk inherent in the lodging industry. These risks include the following: changes in general and local economic conditions; cyclical overbuilding in the lodging industry; varying levels of demand for rooms and related services; competition from other hotels, motels and recreational properties; changes in travel patterns; the recurring need for renovations, refurbishment and improvements of hotel properties; changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and changes in interest rates and the availability of credit. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

    COMPETITION IN THE LODGING INDUSTRY. The lodging industry is highly competitive. There is no single competitor or small number of competitors of the Company that are dominant in the industry. The Company's hotel properties operate in areas that contain numerous competitors, many of which have substantially greater resources than the Company. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. In theory, the Company's properties compete against all hotel products in any given market for patron market share. In practice, the hotel industry is highly segmented, ranging from luxury destination resorts to small "mom and pop" properties. The Company's properties compete directly against other national and regional chains of hotels in each geographical market in which the Company hotels are located. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the Hotels compete, thereby adversely affecting the Company's operations. The Company also competes with other regional and national hotel companies for development and management contracts.

    SEASONALITY. The lodging industry is seasonal in nature: Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of the Company. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

    FRANCHISE AGREEMENTS. All but four of the Company's hotel properties are operated pursuant to existing franchise or license agreements (the "Franchise Agreements"). The Franchise Agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with the Company's philosophy of creating specific business plans tailored to each Company's hotel properties and to each market. Such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. The Franchise Agreements covering the hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition of renewal, the Franchise Agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

    RISKS ASSOCIATED WITH OWNING REAL ESTATE. The Company currently owns 28 hotels and anticipates that it will develop or acquire additional hotel properties. Accordingly, the Company will be subject to various degrees of risk generally incident to the ownership of real estate. These risks include, among other things, changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations. Many of these risks are beyond the control of the Company. In addition, real estate investments are relatively illiquid, resulting in a limited ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions.

    DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of E. Anthony Wilson, Chairman of the Board and Chief Executive Officer, Michael George, President and Chief Operating Officer, and John M. Sabin, Executive Vice President and Chief Financial Officer as well as on its other key technical and management personnel. The Company is also dependent on its ability to continue to attract additional qualified employees. The competition for such skilled personnel is intense and the loss of key employees could have a material adverse effect on the Company's results of operations.

    VOLATILITY OF STOCK PRICE. The Company's Common Shares have experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of the Company, its competitors and other companies in the hotel industry. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market price of many small hotel companies and have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Shares.

    NEED FOR ADDITIONAL FINANCING TO DEVELOP VACANT HOTEL SITES. The Company currently owns seven vacant parcels of land in various locations for the development of hotel properties. The Company will require additional sources of debt and equity financing in order to be able to develop these properties. The Company currently has no commitments for such financing. If the Company is unable to obtain such financing, it will be unable to develop these properties, and its performance may be negatively impacted.

    LACK OF DIVIDENDS. The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future.

                                USE OF PROCEEDS

    All of the shares being offered hereunder are being offered by the Selling Shareholder. The Company will incur certain expenses in connection with this offering; however, it will not receive any of the proceeds hereof. All proceeds will go to the Selling Shareholder to be used for its own purposes.

                              SELLING SHAREHOLDERS

    All of the securities being offered hereunder are being offered by the Selling Shareholder, Ladenburg, Thalman & Co, Inc. The Selling Shareholder has had no material relationship with the Company within the past three years. To the best knowledge of the Company, the Selling Shareholder currently owns 200,000 shares of the Company's common stock, par value $.001, all of which are being offered hereunder. After the offering is complete, the Selling Shareholder will own no shares of the Company's common stock.

                              PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the Selling Shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on NASDAQ, and any exchange in which the Common Shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Any such participating broker-dealers may be deemed to be "underwriters" under the Securities Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or purchasers of Shares from whom they may act as agent (which compensation may be in excess of customary commission).

    The Company has informed the Selling Shareholder that the anti-manipulative rules under the Securities Exchange Act of 1934 (Rules 10b-6 and 10b-7) may apply to their sales of Shares in the Market. Also, the Company has informed the Selling Shareholder of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

    In connection with such sales, the Selling Shareholder and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In order to comply with certain state securities laws, if applicable, the Common Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholder by the law firm of Boylan, Brown, Code, Fowler, Vigdor &Wilson, LLP, 2400 Chase Square, Rochester, New York 14604.

                                    EXPERTS

    The Consolidated Balance Sheet as of December 31, 1997 and Consolidated Statements of Operations, Shareholders' Investment and Cash Flows for the year then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The Consolidated Balance Sheet as of December 31, 1996 and Consolidated Statements of Operations, Shareholders' Investment and Cash Flows for the year then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Bonadio & Company, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The Balance Sheet of HH Properties-I, a wholly owned subsidiary of Hudson Hotels Corporation, as of December 31, 1996 and Statement of Operations, Shareholder's Investment and Cash Flows for the period November 15, 1996 through December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, DC 20549, a Registration Statement on Form S-3 under the Act, with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the Exhibits filed as part thereof, which may be inspected at the office of the Securities and Exchange Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Securities and Exchange Commission.

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                         200,000 SHARES OF COMMON STOCK

                                 HUDSON HOTELS
                                  CORPORATION

                                 OFFERING PRICE
                              $         PER SHARE

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than selling commissions, payable by the Registrant in connection with the sale of the shares being registered. All of the amounts shown are estimates, except for the registration fee and NASD filing fee.

Registration....................................................  $  144.40
NASD filing.....................................................  $2,000.00
Blue Sky fees and expenses......................................        -0-
Legal fees and expenses.........................................  $   5,000
Accounting fees and expenses....................................  $   5,000
Miscellaneous...................................................  $1,000.00
  TOTAL.........................................................  $13,144.40

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation of the Registrant, filed November 25, 1988 (the "Restated Certificate"), provides in relevant part at paragraph 7, that

    Every officer or director hereafter made or threatened to be made a party to any action or proceeding by reason of the fact that he or his testator or intestate is or was a director or officer of this corporation or of any other corporation which he served in any capacity at the request of this corporation shall be indemnified against the reasonable expenses including attorneys' fees actually and necessarily incurred or paid by him in connection with the defense of any such action or proceeding or in connection with any appeal therein, provided that the director or officer be wholly successful on the merits or otherwise in the defense of the action or proceeding.

    Sections 721 through 726 of the Business Corporation Law of the State of New York (the "BCL") provide the statutory basis for the indemnification by a corporation of its officers and directors when such officers and directors have acted in good faith, for a purpose reasonably believed to be in the best interests of the corporation, and subject to specified limitations set forth in the BCL.

    The BCL was also amended in 1986 to allow corporations to provide for indemnification of corporate directors and officers on a broader basis than had previously been permissible. Pursuant to this statutory authority, and as authorized by Article V of the Registrant's By-Laws, directors and officers of the Registrant, and certain Registrant employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the BCL changes.

    Article V of the Registrant's By-Laws provide as follows:

        5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by laws.

        5.2  AUTHORIZATION.  The provisions for indemnification set forth in
    Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders,
    (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (a) THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION STATEMENT:

 EXHIBIT
 NUMBER
---------
   4.1(1)  Specimen Common Stock Certificate
   5.1     Opinion of Boylan, Brown, Code, Fowler, Vigdor & Wilson, L.L.P.
  23.1     Independent Auditors' Consent--Bonadio & Co., L.L.P.
  23.2     Independent Auditors' Consent--PricewaterhouseCoopers LLP
  23.2     Consent of Boylan, Brown, Code, Fowler, Vigdor & Wilson is included in its Opinion filed as Exhibit 5.1
  24.1     Power of Attorney (included on page 18)

------------------------

(1) Previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-18, effective April 7, 1989 and incorporated herein by reference.

    The remaining schedules have been omitted, either because they are not applicable to the Registrant or because the information required has been shown in the Financial Statements or in the notes thereto without making such statement unclear or confusing.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, unit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Hudson Hotels Corporation a corporation organized and existing under the laws of the State of New York certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 12th day of November, 1998.

                                HUDSON HOTELS CORPORATION

                                By:            /s/ E. ANTHONY WILSON
                                     -----------------------------------------
                                                 E. Anthony Wilson
                                       CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                               OFFICER, AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints E. Anthony Wilson and John M. Sabin, or either of them, as true and lawful attorney-in-fact, with full power and authority to act as such without the other, and with full power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the undersigned hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
    /s/ E. ANTHONY WILSON       Chairman of the Board,
------------------------------    Chief Executive Officer,   November 12, 1998
      E. Anthony Wilson           and Director.

      /s/ JOHN M. SABIN         Executive Vice President
------------------------------    and Chief Financial        November 12, 1998
        John M. Sabin             Officer

       /s/ TARAS KOLCIO
------------------------------  Chief Accounting Officer     November 12, 1998
         Taras Kolcio             and Controller

      /s/ MICHAEL GEORGE
------------------------------  President and Director       November 12, 1998
        Michael George

      /s/ RALPH L. PEEK
------------------------------  Vice President and           November 12, 1998
        Ralph L. Peek             Director

     /s/ ROBERT FAGENSON
------------------------------  Director                     November 12, 1998
       Robert Fagenson

      /s/ MICHAEL CAHILL
------------------------------  Director                     November 12, 1998
        Michael Cahill

       /s/ JOHN P. BUZA
------------------------------  Director                     November 12, 1998
         John P. Buza